EXHIBIT 99.1
SGX Pharmaceuticals Discontinues Phase II/III Clinical Trial of Troxatyl in Third-
Line Acute Myelogenous Leukemia
Conference Call scheduled for 6:30 p.m. EDT today
SAN DIEGO — August 28, 2006 — SGX Pharmaceuticals, Inc. (Nasdaq: SGXP) announced today that it has discontinued the Phase II/III clinical trial of Troxatyl™ as a third-line treatment for patients suffering from acute myelogenous leukemia (AML), based upon the recommendation of the study’s independent data and safety monitoring board (DSMB). The DSMB found that the study response rates were unlikely to provide evidence of a treatment benefit as a third-line treatment for patients with AML. The recommendation to discontinue the clinical trial was not made due to safety concerns.
“The response rates observed to date in our Phase II/III trial of Troxatyl are not at a level that we believe would support a New Drug Application as a third-line treatment for AML and we feel it is appropriate to follow the recommendation of the DSMB to discontinue this trial,” said Mike Grey, president and chief executive officer of SGX Pharmaceuticals. “Although we are disappointed with the results of Troxatyl in this very difficult to treat third-line AML population, Troxatyl has produced interesting clinical results in other indications and we remain optimistic for its potential in these other indications. We will now analyze data from all patients treated thus far in the Phase II/III trial and will be taking a careful look at the range of opportunities to determine an appropriate development path for Troxatyl.”
Grey added, “We remain enthusiastic about our pipeline and our proprietary drug discovery platform, FASTTM. We expect to identify a development candidate later this year, with a targeted IND filing in the first half of 2007, in our BCR-ABL inhibitor program in collaboration with Novartis for the treatment of drug resistant chronic myelogenous leukemia, which is our most advanced program developed using our FAST drug discovery platform.”
About Third-Line Acute Myelogenous Leukemia and the Phase II/III Trial
The Phase II/III trial was designed to establish the safety and effectiveness of Troxatyl in patients with relapsed or refractory AML. Patients targeted in this study are those who are in a second relapse with duration of second response less than six months, or who were refractory to two previous courses of induction chemotherapy. A DSMB was instituted prior to the study’s commencement to periodically review safety and efficacy data and make recommendations about study conduct. The study was designed to demonstrate a meaningful improvement over the historical data from the M.D. Anderson Cancer Center database which documented a complete response rate of 4.7 percent in this patient subgroup. The observed response rates in the Phase II/III trial to date did not show a meaningful improvement over the response rates in the M.D. Anderson Cancer Center historical database. There currently are no approved therapies for treating third-line adult AML patients and the historical median survival time is approximately two months.
Webcast of Conference Call
SGX Pharmaceuticals will host a conference call today at 6:30 p.m. Eastern Daylight Time to discuss the discontinuation of the Troxatyl Phase II/III trial as a third-line treatment for patients with AML. A live webcast will be available through the investor relations section of the SGX website at www.sgxpharma.com. Alternatively, investors may participate in the conference call by dialing 800-573-4842 (domestic), or 617-224-4327 (international), and using the passcode 54018267. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic), or 617-801-6888 (international), and use the passcode 11186182. The webcast and telephone replay will be available through September 5, 2006.

About SGX Pharmaceuticals
SGX Pharmaceuticals is a biotechnology company focused on the discovery, development and commercialization of innovative cancer therapeutics. SGX’s oncology pipeline includes Troxatyl and drug candidates based on its enabling, proprietary FAST™ drug discovery platform, including a next generation BCR-ABL inhibitor currently being developed in partnership with Novartis. FAST allows for the rapid identification of novel, potent and selective small molecule compounds for well validated but challenging targets. More information on the pipeline and drug discovery platform can be found at www.sgxpharma.com.
Safe Harbor Statement
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to the therapeutic potential of Troxatyl in AML and other indications, future plans, activities and expectations regarding Troxatyl development and the BCR-ABL program, and the effectiveness and efficiency of the FAST technology to generate novel lead molecules for therapeutic targets. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, collaborations with others, and litigation. In particular, the results of early clinical trials may not be predictive of future results, and SGX cannot provide any assurances that it will continue development of Troxatyl for any indication or that any of its product candidates will have favorable results in future clinical trials or receive regulatory approval. In addition, results may be affected by risks that the required regulatory approvals will be received in a timely manner, or at all, risks related to the implementation of its collaborations, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, the level of efforts that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in or suspension or termination of its clinical trials, the scope and validity of patent protection for its product candidates, regulatory developments involving future products and its ability to obtain additional funding to support its operations. For a discussion of these and other factors, please refer to the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2005, the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and SGX undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.
###

Contact:	Todd Myers	Jason Spark
	Chief Financial Officer	Media & Investor Relations
	SGX Pharmaceuticals	Porter Novelli Life Sciences
	858-558-4850	619-849-6005